UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2015

URANIUM RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33404	75-2212772
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6950 S. Potomac Street, Suite 300 Centennial, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 531-0470

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On March 3, 2015, Uranium Resources, Inc. (“URI” or the “Company”) issued a press release announcing that the Company has entered into a securities purchase agreement with certain institutional investors to sell approximately $6.0 million of its securities in a registered direct offering (the “Offering”). Under the terms of the securities purchase agreement, URI will issue an aggregate of 4,000,000 shares of its common stock and warrants to purchase 2,200,000 shares of its common stock. The securities will be sold in units at a price of $1.50 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.55 shares of common stock at an exercise price of $2.00 per whole share. Closing is expected to take place on or about March 6, 2015, subject to the satisfaction of customary closing conditions. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

On March 2, 2015, the Company provided certain updated information regarding sales under its “at-the-market” equity offering program in connection with the Offering. Subsequent to September 30, 2014, the Company sold 166,900 shares of common stock for net proceeds of $298,000 under the program. Following this Offering, the Company estimates that General Instruction I.B.6 of Form S-3 will limit future sales under the “at-the-market” equity offering program to approximately $3.0 million.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2015

URANIUM RESOURCES, INC.

By:	/s/ Jeffrey L. Vigil
Name:	Jeffrey L. Vigil
Title:	Vice President—Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated March 3, 2015.